EXHIBIT 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered as of May 11, 2023 (the “Effective Date”) by and between MGO GLOBAL INC. (the “Company”) a Delaware Corporation with a principal address at 1515 SE 17th Street, Suite 121, Fort Lauderdale, FL 33346, and Jason Harward (the “Consultant”) an individual natural person, with a principal address at 11493 S Andover Road, South Jordan, UT 84095. Company and Consultant may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, Consultant is the owner of Stand CO LLC (“Stand”) a Utah limited liability company having a principal address at 11493 S Andover Road, South Jordan, UT 84095; and

WHEREAS, in connection with the Company’s license of the assets of Stand, the Company requests the Consultant provide business continuity services and may request the Consultant perform other related services in the future;

WHEREAS, the Company and the Consultant desire to enter into an agreement, which will define respective rights and duties as to all services to be performed; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.0 Services and Term. Beginning on the Effective Date, and remaining in effect for a term of twelve (12) months thereafter (the “Term”), the Consultant shall, upon written request from Company, furnish the Company with business continuity and consulting services (as more fully set forth in Appendix A attached hereto and made a part hereof) similar to the following:

•	Providing general advice and counsel regarding establishment of systems and processes for direct-to-consumer (“DTC”) and e-Commerce sales and operations;
•	Provide subject matter and product-level expertise in the area of flag-poles, flags, and related products;
•	Provide consultation regarding product sourcing and distribution;
•	Assist with the establishment, operation, optimization and maintenance of DTC and e-Commerce platforms on behalf of the Company

Written requests for consulting shall state with specificity the expectation of Company and shall provide Consultant the opportunity to request clarification and/or modification regarding the scope of services prior to creating any obligation of Consultant. For avoidance of doubt, for any written request for services, the Parties shall work together to establish an agreeable scope prior to creating any obligation to be performed.

2.0 Compensation. The work performed by the Consultant shall be compensated according to the compensation plan as set forth in Appendix A, and shall not exceed the total amount specified in Appendix A.

3.0 Consultant Representations and Warranties. Beginning on the Effective Date, and remaining in effect for the duration of this Agreement, the Consultant makes the following representations and warranties:

3.1 Consultant is fully authorized and empowered to enter into this Agreement, and that his or her performance of the obligations under this Agreement will not violate any agreement between the Consultant and any other person, firm, or organization or any law or governmental regulation.

3.2 Consultant will, in good faith, attempt to notify the Company of any change(s) to the Consultant’s schedule that could adversely affect the availability of the Consultant, whether known or unknown at the time of this Agreement, no later than two (2) weeks prior to such change(s). If the Consultant becomes aware of such change(s) within the two (2) week period, the Consultant shall promptly notify the Company of such change(s) within a reasonable amount of time.

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3.3 Consultant will bear all expenses incurred in the performance of this Agreement.

4.0 Company Representations and Warranties. Beginning on the Effective Date, and remaining in effect for the duration of this Agreement, the Company makes the following representations and warranties:

4.1 The Company is fully authorized and empowered to enter into this Agreement, and that its performance of the obligations under this Agreement will not violate any agreement between the Company and any other person, firm, or organization or any law or governmental regulation.

4.2 That the Company is in full compliance with any and all laws and/or statutes applicable to the services described hereunder.

5.0 Independent Contractor Status.

5.1 The Consultant shall be an Independent Contractor of the Company only. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship.

5.2 The Consultant shall have no authority to act as agent for, or on behalf of, the Company, or to represent the Company, or bind the Company in any manner.

5.3 The Consultant shall not be entitled to worker’s compensation, retirement, insurance, or other benefits afforded to employees of the Company.

5.4 Taxes. Consultant shall be responsible for all items of taxation associated with furnishing of the Services. The Company shall not be responsible for any taxes attributable to Consultant including, without limitation, any taxes payable for net income or receipts, or such other taxes based on the Consultant doing business in any particular jurisdiction.

6.0 Confidential Information, Restrictive Covenants.

6.1 Generally. The Consultant and his or her employees shall not, during the time of rendering services to the Company or thereafter, disclose to anyone other than authorized employees of the Company (or persons designated by such duly authorized employees of the Company) or use for the benefit of the Consultant and his or her employees or for any entity other than the Company, any information of a confidential nature, including, without limitation, information relating to: any such materials or Intellectual Property; any of the Company projects or programs; the technical, commercial, or any other affairs of the Company; or, any confidential information which the Company has received from a third party.

6.2 Return of Confidential Information. Consultant shall, upon request of Company and/or upon termination of this Agreement, immediately return such confidential information and all copies thereof in any form whatsoever under the power or control of Consultant to Company and delete such information from all retrieval systems and databases or destroy the same as directed by Company.

6.3 Non-Competition; Non-Solicitation.

(a) Throughout the Term of this Agreement and for a period of forty-eight (48) months thereafter, Consultant agrees that he shall not do any of the following without the prior written consent of the Company, which consent may be withheld, delayed, and otherwise conditioned in the Company’s sole and absolute discretion:

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(i)

Directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any officer, director, employee, agent or independent contractor of the Company, or its affiliated entities to disassociate from or leave employment therewith;

(ii)

Directly or indirectly solicit or encourage any client, customer, supplier, vendor, distributor, agent or independent contractor of the Company to terminate or otherwise adversely modify its business relationship with the Company; or

(iii)

Directly or indirectly, alone or as a member of any partnership, corporation, limited liability company or other entity, or as an officer, director, employee, agent, consultant, contractor or, in any other capacity of any corporation, limited liability company or other entity, compete in the same flag-pole market or business as the other Party, or any of its affiliated entity specifically including, any business or commercial activities relating to the flag-pole business and flag pole related product offerings of the Company.

(b) Enforcement by Injunction. Consultant understands, acknowledges, and agrees that the covenants set forth in this Section 6 are of vital concern to the Company, that monetary damages for any violation thereof would not adequately compensate Company, that Company is engaged in a highly competitive business and that such prohibitions and restrictions are reasonable. Accordingly, Consultant agrees that remedies at law will not be adequate in the event of a breach of such provisions, and Company shall be entitled to the equitable remedy of specific performance and shall have the right to preliminary and permanent injunctive relief (without the necessity or any requirement of posting bond) to secure specific performance and to prevent a breach or contemplated breach of such covenants. Consultant agrees to indemnify and reimburse Company for any and all costs, expenses (including, but not limited to, attorney’s and paralegal’s fees, whether or not a lawsuit is filed), losses and damages paid or incurred as a result of or arising from any breach of the provisions of this Section 6.

(c) Survival and Severability. Consultant understands, acknowledges, and agrees that the provisions of this Section 6 shall survive the termination or expiration of their engagement with the Company, regardless of how any such relationship with Company may be or has been terminated. The provisions of this Section 6 are in fact, and in any case, shall be deemed to be made within the context of the license of all business assets. In addition, the provisions of this Section 6 shall be deemed to be severable, and any part hereof which may be held invalid by a court of competent jurisdiction shall be deemed automatically excluded and the remaining part shall continue in full force and effect. Furthermore, in lieu of such invalid provision, there shall be added automatically as part of this Sections 6, as appropriate, a provision as similar in terms to such invalid provision as may be possible, legal, valid and enforceable. If any of the covenants contained in this Section 6, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.

7.0 Intellectual Property.

7.1 Work-For-Hire; Assignment. During the course of performing under this Agreement, the Consultant and its employees, agents, or other representatives may, independently or in conjunction with the Company, develop information, produce work product, or achieve other results for the Company in connection with the services it performs for the Company under this Agreement. The Consultant agrees that any such information, work product, and other results, systems, and information developed by the Consultant and/or the Company in connection with such services (hereinafter referred to collectively as the “Work Product”) shall, to the extent permitted by law, be a “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C. § 101), and shall remain the sole and exclusive property of Company. In consideration of this agreement, the terms, conditions, and mutual obligations created hereunder, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant hereby assigns to the Company exclusively throughout the world any and all of Consultant’s right, title, and interest (choate or inchoate) in and to (a) all Work Product, ideas, inventions, concepts, business plans, and related work associated with this Agreement, the business idea of Company or otherwise upon which the Consultant and Company collaborated in relation thereto, or as otherwise outlined in Appendix A hereto, (b) all work previously developed or produced in connection with the development of the Company’s business, (c) all precursors, portions, and work in progress with respect thereto and all inventions, works of authorship, technology, information, know-how, techniques, concepts, ideas, materials, and tools relating thereto, or to the development, support, or maintenance thereof, and (d) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights, and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated, or embodied in, used to develop, or related to any of the foregoing (collectively, the “Intellectual Property”). Provided that nothing in this section shall apply to, impair, or obligate the Consultant’s rights, title, and interest (choate or inchoate) in and to all Work Product, ideas, inventions, concepts, and business plans of the Consultant developed for any purpose prior to the execution of this Agreement or upon the expiration of this Agreement or otherwise outside the scope of this Agreement.

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7.2 Further Assurances; Moral Rights;

(a) Further Assurances. Consultant agrees to assist the Company in every legal way to evidence, record, and perfect the assignment set forth in Section 7.1 of this Agreement and to apply for and obtain recordation of, and from time to time enforce, maintain, and defend, such assigned rights. If the Company is unable, for any reason whatsoever, to secure the Consultant’s signature to any document it is entitled to under this Section 7.2(a), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his or her behalf and instead of Consultant, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Consultant.

(b) Moral Rights; Database Rights. To the extent allowed by law, the Company and Consultant acknowledge and agree that the assignment in Section 7.1 of this Agreement includes all database rights, together with all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively, “Moral Rights”). To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by the Company; Consultant agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications, consents, and agreements from time to time as requested by the Company.

7.3 Confidential Information. Consultant will not use or disclose anything assigned to the Company hereunder or any other technical or business information or plans of the Company, except to the extent Consultant (a) can document that it is generally available (through no fault of Consultant) for use and disclosure by the public without any charge, license, or restriction, or (b) is permitted to use or disclose such information or plans pursuant to a written authorization approved and executed by the Company prior to such disclosure. Consultant recognizes and agrees that there is no adequate remedy at law for a breach of this Section 7.3, that such a breach would irreparably harm the Company and that the Company is entitled to equitable relief (including, without limitation, injunctions) with respect to any such breach or potential breach in addition to any other remedies.

7.4 Maintenance of Privacy; Data Breaches. Consultant acknowledges that maintaining the security, privacy and integrity of confidential information, user and other proprietary data is of the utmost importance. Consultant expressly agrees to protect the privacy and safety of both user and other proprietary data and information provided in connection with this Agreement and the Services hereunder. Consultant shall take active steps to safeguard and protect such confidential information, user and proprietary data / information from unauthorized access, misappropriation or malicious attack (each a “Data Breach”) by commercially acceptable means.

8.0 Termination.

(a) This Agreement may be terminated by Company “For Cause” (as Defined herein) upon written notice to Consultant (“Termination”). Termination of this Agreement shall be “For Cause” if, in the reasonable determination of the Company:

i.	Consultant has breached the terms of this Agreement, and such breach or threatened breach is not cured within ten (10) days after Consultant has received written notice of such breach; or
ii.	Consultant exhibits dishonesty, repeated neglect, persistent or serious deficiencies in performance, or gross incompetence in the performance of his duties under this Agreement; or
iii.	Consultant breaches, or threatens to breach, his obligations under Section 6 of this agreement including, without limitation, the restrictive covenants contained therein.

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(b) Termination of the Agreement, for any reason, shall not relieve either Party of any obligation arising out of this entire Agreement accruing prior to such termination and shall be without prejudice to rights and remedies arising from any breach of default. Termination of this Agreement for cause shall result in the forfeiture of amounts payable hereunder and immediate cessation of any and all vesting of equity-based compensation (i.e. stock, RSUs, etc.) as consideration for this Agreement.

9.0 Liability. The Company shall not be responsible for any costs incurred by the Consultant, including, without limitation, any and all fees and expenses, such as those described in Section 3.3 above.

10.0 Indemnification. The Consultant agrees to indemnify, defend, and hold harmless the Company, its affiliates, and its respective officers, directors, members, managers, agents, representatives, and employees (each an “Indemnitee” and, collectively, the “Indemnitees”) from any and all claims, demands, losses, causes of action, damage, lawsuits, judgments, including attorneys’ fees and costs, arising out of, or relating to, the Consultant’s services under this Agreement. Without limiting the generality of the foregoing, Consultant shall specifically indemnify, defend, and hold harmless the Indemnitees arising form, or in connection with, any tax and withholding obligations of the Consultant and any such obligations together with wages and compensation obligations with respect to the employees or any permitted sub-contractor of Inter. These indemnification provisions shall survive the expiration or earlier termination of this Agreement.

11.0 General Provisions.

11.1 Entire Agreement. This Agreement including any schedules, appendices, and exhibits hereto, contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, proposals, representations, arrangements or understandings, written or oral, with respect to such subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein. The preamble and the recitals set forth in the beginning of this Agreement are incorporated by reference hereby as if fully set forth herein.

11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and each of their respective successors, heirs, and assigns.

11.3 Amendment and Waiver. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Parties, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any Party's obligations pursuant to this Agreement or any rights and remedies of a Party pursuant to this Agreement. This Agreement may be amended or modified, from time to time, only by a written instrument expressly referring to this Agreement adopted by all of the Parties. No failure of a Party to exercise, and no delay by a Party in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a Party of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by such waiving Party and specifically referring to each such right or remedy being waived.

11.4 Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if:

(a) delivered personally to the Party or to an executive officer of the party to whom such notice, demand or other communication is directed; or

(b) sent by registered or certified mail, postage prepaid, addressed to the receiving Party at his, her or its address set forth in this Agreement, or at such other address as may be updated from time to time in writing.

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Except as otherwise provided in this Agreement, any such notice shall be deemed to be given (5) business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this Section.

11.5 Construction and Interpretation. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The schedules and exhibits hereto are expressly incorporated herein by reference, and shall be deemed, and shall construed and interpreted, as part hereof. Unless the context of this Agreement clearly requires otherwise:

(a) references to the plural include the singular, the singular the plural, and the part the whole,

(b) references to one gender include all genders and the neuter form,

(c) “or” has the inclusive meaning frequently identified with the phrase “and/or,”

(d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation;” and

(e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole.

(f) any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as the same may have been, or may from time to time be, amended, restated, revised, modified, supplemented, reenacted or succeeded.

11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision, and this Agreement shall be construed to the fullest extent possible as to give effect to the intentions of the provisions found to be unenforceable or invalid. The Parties agree that such court may reform such provisions so that it is reasonable under the circumstances and that such provision, as reformed, shall be enforceable, except that the material intent of the Parties in entering into this Agreement shall not be defeated or rendered impossible by the removal of such provision from this Agreement.

11.7 Choice of Law and Venue; Jury Trial Waiver. The Parties expressly agree that all the terms and provisions hereof shall be constructed under applicable U.S. federal copyright, trademark and other intellectual property laws, rules and regulations together (as applicable) with the internal laws of the State of Florida without regard such state’s conflict of laws or choice of law rules and principles. Each of the Parties hereby expressly and irrevocably consents that any action or proceeding relating to this Agreement shall be brought, at the option of the party instituting the action or proceeding, in any state court of general jurisdiction in the state and county where the defending Party receive notice under this Agreement. Each of the parties waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or inconvenient forum, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted. Nothing contained in this Section 11.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law. In any action or proceeding commenced in connection with this Agreement each Party hereby expressly and IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

A copy of any and all service of process shall also be sent to counsel for the respective Parties set forth herein or to such other counsel or address as may be updated from time to time by the parties in a duly noticed writing:

If to Company:	If to Consultant:

MGO Global Inc. 1515 SE 17th Street, Suite 121 Fort Lauderdale, FL 33346 Via E-Mail: mgo@mgoteam.com jgroves@mgoteam.com	Jason Harward 11493 S Andover Road South Jordan, UT 84095 Via E-Mail: jason@harwardmedia.com

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With copy to:	With Copy to:

Carmel, Milazzo & Feil 55 W 39th St, 4th Floor New York, NY 10018	Cameron Ringwood 6975 Union Park Ave., Suite 600 Cottonwood Heights, UT 84047 Via E-Mail: jordan@cameronringwood.com

11.8 Enforcement Costs; Attorneys’ Fees. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys' fees.

11.9 Confidentiality of Terms. The terms of this Agreement are confidential to the Company and its successors and assigns. Consultant shall not make any press release or other written or oral disclosure of any nature regarding the existence, terms and provisions (including, without limitation, compensation terms) of this Agreement without the prior written approval of Company or, as the case may be, the successors and assigns thereof; provided, however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules.

11.10 Further Actions. The Parties agree to execute, acknowledge and deliver such additional documents, and take such further actions as may reasonably be required, from time to time, to carry out each of the provisions and the intent of this Agreement, and every agreement or document relating thereto, or entered into connection herewith.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic means; a manual signature affixed to this Agreement whose image shall have been transmitted via facsimile, e-mail or other customary electronic means shall have the same force and effect as original ink signature for all purposes.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

COMPANY:

MGO Global Inc.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer
(Authorized Person)

CONSULTANT:

Jason Harward

By:	/s/ Jason Harward
Name:	Jason Harward, Individually

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APPENDIX A

Services, Pricing, and Taxes

Services:

The “Services” to be performed by the Consultant under this Agreement shall be requested in writing and agreed upon by both Parties, and shall be substantially similar to the following:

•	Providing general advice and counsel regarding establishment of systems and processes for direct-to-consumer (“DTC”) and e-Commerce sales and operations;
•	Provide subject matter and product-level expertise in the area of flag-poles, flags, and related products;
•	Provide consultation regarding product sourcing and distribution;
•	Assist with the establishment, operation, optimization and maintenance of DTC and e-Commerce platforms on behalf of the Company

Compensation:

Consultant shall be compensated for the services through a combination of cash or immediately available funds and RSUs or Shares of Company stock as follows:

1)	Cash or immediately available funds in the amount of $150,000.00 payable on September 30, 2023.
2)	Cash or immediately available funds in the amount of $200,000.00 payable no later than January 10, 2024, upon satisfactory performance of Consultant’s obligations hereunder.
3)	150,000 restricted stock units of MGO issuable on the Effective Date and subject to vesting in equal quarterly installments commencing on January 31, 2024.

Taxes

The Company shall not be responsible for federal, state, and local taxes derived from the Consultant’s net income or for the withholding and/or payment of any federal, state, and local income and other payroll taxes, workers’ compensation, disability benefits, or other legal requirements applicable to the Consultant.

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